Exhibit 5.1

Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 goodwinlaw.com +1 212 813 8800

June 10, 2026

Factorial Energy Inc.

805 Middlesex Turnpike

Billerica, MA 01821

Re:Securities Registered under Registration Statement on Form S-4

Reference is made to the Business Combination Agreement, dated December 17, 2025, as amended on March 26, 2026 and May 18, 2026 (the “Business Combination Agreement”), by and among Factorial Inc., a Delaware corporation (“Factorial”), Cartesian Growth Corporation III, which was initially a Cayman Islands exempted company that on June 4, 2026 changed its jurisdiction of incorporation by effecting a deregistration in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation named “Factorial Energy Inc.” (such Delaware corporation, the “Company”), and Fenway MS, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Business Combination Agreement.

We have acted as counsel to you in connection with your filing of a post-effective amendment (the “Amendment”) to the Registration Statement on Form S-4 (File No. 333-294663) (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of (i) 10,358,687 shares (the “Domestication Shares”) of the Company’s Series A common stock, par value $0.00001 per share (the “Common Stock”), issued at the effective time of the Domestication upon the reclassification of 10,358,687 CGC Class A Shares, (ii) 89,083,036 shares of Common Stock issued or to be issued to the former stockholders of Factorial pursuant to the Business Combination Agreement (the “Merger Shares”), (iii) 15,512,744 shares of Common Stock issuable upon the conversion of the shares of the Company’s Series B common stock, par value $0.00001 per share (the “Series B Common Stock”), issued to the founders of Factorial pursuant to the Business Combination Agreement, (iv) 16,200,000 warrants to purchase shares of Common Stock (the “Warrants”) and (v) 16,200,000 shares of Common Stock issuable upon exercise of Warrants.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on a certificate of an officer of the Company.

Factorial Energy Inc.

June 10, 2026

For the purpose of rendering our opinions set forth below, we have assumed that: (a) before effecting the Domestication, CGC’s board of directors and shareholders approved among other things (i) the Business Combination Agreement and all of the transactions contemplated thereunder, including the Domestication, the automatic conversion at the effective time of the Domestication of the then issued and outstanding CGC Class A Shares into the Domestication Shares and the issuance of the Domestication Shares upon such automatic conversion, (ii) the issuance of the Merger Shares and the shares of Series B Common Stock at the effective time of the Merger, (iii) the Certificate of Domestication, (iv) the Plan of Domestication, (v) the CGC Certificate of Incorporation, (vi) the CGC Bylaws and (vii) the Amended and Restated Warrant Agreement, dated June 5, 2026, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), including the issuance of the shares of Common Stock issuable upon exercise of the Warrants, in each case in compliance with the applicable laws of the Cayman Islands and in accordance with CGC’s organizational documents; and (b) all other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

For purposes of the opinions set forth below, we have assumed that after the issuance of any securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrant and Series B Common Stock), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock then available for issuance under the Company’s certificate of incorporation as then in effect.

The opinions set forth below are limited to the Delaware General Corporation Law and, solely for purposes of paragraph 4, the internal laws of the State of New York.

Based on the foregoing, we are of the opinion that:

1.The Domestication Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.The Merger Shares have been duly authorized and, when delivered in accordance with the Business Combination Agreement, will be validly issued, fully paid and nonassessable.

3.The shares of Common Stock issuable upon the conversion of the Series B Common Stock have been duly authorized and, upon the conversion thereof in accordance with the CGC Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

4.Each Warrant constitutes a valid and binding obligation of the Company.

5.Assuming the shares of Common Stock issuable upon exercise of the Warrants were issued today in accordance with the terms of the Warrant Agreement, they would be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement, as amended by the Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP